Exhibit 10.95

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of [            ], 2009 by and between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and [                    ] (“Executive”).

The Company employs Executive as its [                    ];

Executive’s employment with the Company is at-will;

The Company is willing to provide Executive with severance benefits described in this Agreement and the benefits provided by the MoneyGram International, Inc. 2005 Omnibus Incentive Plan Non-Qualified Stock Option Agreement (“Option Agreement”) as consideration for Executive’s agreement to continue providing services to the Company and Executive’s agreement to enter into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement.

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1. Definitions.

a. “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Executive reports or the Board that are within Executive’s control and consistent with Executive’s status with the Company and his or her duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (G) Executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect on the Company.

b. “Disability” shall exist if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform

Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

2. At-Will Employment. Executive’s employment is at-will and may be terminated by either Executive or Company at any time and for any reason.

3. Termination by the Company without Cause. If at any time on or after the first anniversary of the date Executive first became an employee of the Company Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall be entitled to receive the following payments, each of which shall at all times be made so as to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended:

a. Salary Severance. A sum equal to Executive’s then current monthly base salary multiplied by twelve, which, subject to Section 5 hereof, shall be payable in equal monthly installments on the last day of each month over the twelve month period following the date of termination of employment and in accordance with the Company’s normal payroll practices in effect as of the date of Executive’s termination of employment; and

b. Bonus Severance. Provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the Company’s Management Incentive Plan (the “MIP”) to receive cash bonuses pursuant to the MIP with respect to such performance period and that such cash bonuses are actually paid, a sum equal to a pro rata portion (based on the period between the beginning of the applicable performance period and the date of termination of Executive’s employment) of Executive’s cash bonus (up to Executive’s cash bonus at target level) under the MIP payable for the year in which the termination of employment occurs, which, subject to Section 5 hereof, shall be paid in a lump sum payable when such cash bonus under the MIP is regularly paid to other MIP participants for such year, and which amount shall in no event exceed a pro rata portion of Executive’s annual target incentive opportunity for such year under the MIP.

Executive acknowledges and agrees that Executive shall not be entitled to any payment or other benefit pursuant to this Agreement in the event Company terminates Executive’s employment for Cause or in the event Executive resigns his or her employment for any reason or in the event of Executive’s death or Disability.

Executive acknowledges and agrees that as a condition precedent to receiving any payments pursuant to this Severance Agreement, Executive shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following Executive’s termination of employment, a waiver and release substantially in the form attached hereto as Exhibit A and the applicable revocation period set forth in such release shall have expired.

4. Miscellaneous.

a. No Duplication. Executive acknowledges and agrees that Executive shall not be entitled to receive any separation payments under any other Company severance or similar policies.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, to the extent Minnesota laws are not preempted by the Employee Retirement Income Security Act of 1974.

c. Severance Pay Plan Statement. Subject to Section 5 hereof, this Agreement shall be administered and interpreted in accordance with the MoneyGram International, Inc. Severance Pay Plan Statement.

d. Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein contain the entire understanding of the parties with respect to the provision of any severance rights, payments or benefits by Company to Executive. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

e. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

f. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

MoneyGram International, Inc.

1550 Utica Avenue South, Suite 100

Minneapolis, Minnesota 55416

Attention: Chairman of the Human Resources and Nominating Committee of the Board

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

k. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5. Code Section 409A.

a. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(b) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) all such expenses or reimbursements shall be made in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:

Title:

EXECUTIVE

Signature:

[                    ]

[SIGNATURE PAGE TO THE SEVERANCE AGREEMENT

BETWEEN THE ABOVE-REFERENCED PARTIES]

Exhibit A

RELEASE

This RELEASE (“Release”) is dated as of                      between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and assigns, the “Company”), and [                    ] (“Executive”).

WHEREAS, the Company and Executive previously entered into a Severance Agreement dated [             ], 20[    ] (the “Severance Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective                      ; and

WHEREAS, pursuant to the Severance Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Severance Agreement, to which Executive understands and acknowledges he or she may not otherwise be entitled without executing this Release, the Company and Executive agree as follows:

1. Executive, on his or her own behalf and on behalf of his or her heirs, estate and beneficiaries, hereby releases and forever discharges the Company, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

a.	All claims arising out of or relating to Executive’s employment with the Company and/or Executive’s separation from that employment.

b.	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

e.	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

g.	All claims for attorneys’ fees, costs, and interest.

2. The Company acknowledges and agrees that Executive does not release any claims that the law does not allow to be waived by private agreement.

3. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him or her to exist may subsequently be discovered, it is his or her intention to fully settle and release all claims he or she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.

5. Executive reaffirms his or her agreement to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement to which Executive is a party.

6. Executive acknowledges that he or she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his or her choice and at his or her own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, he or she agrees that it is a knowing and voluntary waiver of his or her right to wait the full twenty-one (21) days. Executive further understands that he or she has fifteen (15) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                      within the fifteen (15) day period. Executive further acknowledges that he or she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, he or she does so of his or her own free will and act and that it is his or her intention that he or she be legally bound by its terms. Executive acknowledges that in deciding whether to sign this Release, he or she has not relied upon any statements made by the Company or its agents. Executive further acknowledges that he or she has not relied on any legal, tax or accounting advice from the Company or its agents in deciding whether to sign this Release.

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7. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

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